Exhibit 99.1

PACIFIC ENERGY PARTNERS, L.P.

5900 Cherry Avenue

Long Beach, California  90805

Contact:

Aubrye Harris

Manager, Investor Relations 562/728-2871 562/728-2881 (FAX)	News Release
aharris@PacificEnergy.com

New York Stock Exchange (PPX)

FOR IMMEDIATE RELEASE

PACIFIC ENERGY PARTNERS, L.P. ANNOUNCES
PRIVATE PLACEMENT OF EQUITY

Long Beach, California, August 9, 2005………Pacific Energy Partners, L.P. (NYSE:PPX) (“Pacific Energy”) announced today that it has entered into an agreement for the private placement of approximately 4,300,000 common units to purchasers including Tortoise Capital Advisors, LLC, Kayne Anderson Energy Total Return Fund, Fiduciary Asset Management, Swank Advisors, LLC, and Strome Investment Management, LP.  The units will be sold at a price of $30.75 per common unit, which was based on market conditions in mid-July 2005.  Should the closing of the private placement be delayed beyond the record date for the cash distributions to Pacific Energy’s common unitholders in respect of the third quarter of 2005, the price is subject to a downward adjustment in the amount of the cash distribution.

In connection with this placement, Pacific Energy has also entered into registration rights agreements with the funds that allow for the registered resale of the units issued to such funds after a 180 day lock-up.  This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.

The net proceeds of approximately $129.2 million will be utilized to finance a portion of the purchase price for the acquisition of the storage and pipeline assets from Valero L.P., which Pacific Energy announced on July 5, 2005.  The private placement of equity will close contemporaneously with the closing of the acquisition.

About Pacific Energy:

Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California.  Pacific Energy is currently engaged in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region, including Alberta, Canada.  Pacific Energy currently generates revenues by transporting crude oil on its pipelines and by leasing capacity in its storage facilities.  Pacific Energy also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.  Pacific Energy recently announced the signing of a definitive agreement to purchase several refined products terminals and a pipeline for $455 million.  Closing is expected by the end of September 2005 following receipt of regulatory approvals.

This news release may include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements.  Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that may affect Pacific Energy’s operations and financial performance.  Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004.

For additional information, please visit the Pacific Energy Partners, L.P. website at www.PacificEnergy.com.

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